INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of China Energy Ventures Corp. on Form SB-2 of our report dated February 6, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Big Sky Energy Kazakhstan Ltd.’s status as a development stage enterprise) on the consolidated financial statements of Big Sky Energy Kazakhstan Ltd., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Calgary, Alberta, Canada

February 19, 2004